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                                 AMENDMENT NO. 1
                       TO THE SECOND AMENDED AND RESTATED
                 MASTER DISTRIBUTION PLAN PURSUANT TO RULE 12B-1
                                       OF
                          SHORT-TERM INVESTMENTS TRUST


         The Second Amended and Restated Master Distribution Plan Pursuant to Rule 12b-1 (the "Plan") of Short-Term Investments Trust ("the Trust"), dated February 25, 2005, is hereby amended, effective July 1, 2005, as follows:

         WHEREAS, the parties desire to amend the Plan to reflect the deletion of the fourth shareholder service ("Item (iv)") identified in paragraph 3 of the Plan.

         NOW THEREFORE, Item (iv) is hereby deleted in its entirety and paragraph 3 of the Plan is restated as follows:

         "3. Each Portfolio may also expend amounts under the Plan to finance payments of service fees under arrangements for personal continuing shareholder services ("shareholder services") for its respective Classes in the form of (i) compensation to Distributor for providing shareholder services directly, (ii) compensation to Service Providers for providing shareholder services directly and/or (iii) compensation to Distributor to arrange for the provision of shareholder services through Service Providers. Shareholder services may include, but shall not be limited to, the following: (i) distributing sales literature to customers; (ii) answering routine customer inquiries concerning the Portfolios and their respective Classes; (iii) assisting customers in changing dividend options, account designations and addresses; (iv) assisting customers in the establishment and maintenance of customer accounts and records; (v) assisting customers in the placement of purchase and redemption transactions; (vi) assisting customers in investing dividends and capital gains distributions automatically in shares of the Portfolios; and (vii) providing such other services as the Portfolios or the customers may reasonably request, so long as such other services are covered by the term "service fee" as such term is defined and interpreted by the NASD, Inc."


All other terms and provisions of the Plan not amended herein shall remain in full force and effect.

Dated: July 1, 2005